UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: January 9, 2012

(Date of earliest event reported)

RTI International Metals, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Ohio

(State or Other Jurisdiction

of Incorporation)

001-14437	52-2115953
(Commission File Number)	(IRS Employer Identification No.)

Westpointe Corporate Center One, 5th Floor 1550 Coraopolis Heights Road Pittsburgh, Pennsylvania	15108-2973
(Address of Principal Executive Offices)	(Zip Code)

(412) 893-0026

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIALLY DEFINITIVE AGREEMENT.

On January 9, 2012, RTI International Metals, Inc. (the “Company”) entered into a definitive Stock Purchase Agreement (the “Agreement”) with REI Delaware Holding, LLC (“Seller”) and REI Delaware Holding, Inc., a wholly owned subsidiary of Seller (“REI”). REI owns all of the issued and outstanding capital stock of Remmele Engineering, Inc. (“Remmele”) and Remmele owns all of the issued and outstanding capital stock of REI Medical, Inc. (“Medical” and, together with Remmele, the “Operating Companies”). Pursuant to the terms of the Agreement, at the closing of the transaction, the Company will acquire all of the issued and outstanding stock of REI for cash consideration of approximately $164.5 million and the assumption of approximately $18.0 million in debt. The aggregate purchase price payable by the Company at the closing under the Agreement will be subject to (i) increase or decrease based upon a working capital target amount of REI of $29,000,000 (in excess of a collar of $100,000), (ii) increase based on the amount of cash and cash equivalents of REI and certain capital expenditures of REI, and (iii) decrease for the amount of indebtedness for borrowed money and transaction expenses of REI, all calculated as of the closing date. Such amounts will be estimated for purposes of the closing, and will be subject to final determination pursuant to a post-closing adjustment process. The Operating Companies, which are located in Minnesota, provide precision machining and collaborative engineering, as well as other key technologies and services, for the aerospace and defense and medical device sectors.

Each of the parties to the Agreement has made certain customary representations, warranties and covenants in the Agreement, including, among others, covenants relating to (i) reasonable access to the Operating Companies prior to closing; (ii) operation of the Operating Companies in the ordinary course of business consistent with past practice, with limitations on certain pre-closing activities; (iii) actions required for closing, including receipt of various third party consents and required notice filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”); (iv) no third party solicitations of acquisition proposals; (v) notifications of breaches of representations and warranties and required revisions of disclosure schedules; and (vi) maintaining certain confidentiality standards.

Closing of the sale of REI is expected to occur during the first quarter of 2012 and is subject to various closing conditions, including, among others, the receipt of certain third party approvals, the absence of any injunction or other legal prohibition on the completion of the transaction, the material accuracy of the representations and warranties of the parties, material compliance with the parties’ obligations under the Agreement, the absence of a material adverse change with respect to REI (as defined in the Agreement), and expiration of all applicable waiting periods under the HSR Act. The Agreement contains indemnification obligations of each party with respect to breaches of representations, warranties and covenants and certain other specified matters, and provides the Company and Seller with customary termination rights.

This description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 2.1 and is incorporated herein by reference. The Agreement has been included solely to provide investors and security holders with information regarding its terms. It is not intended to be a source of financial, business or operational information about the Company or any of its subsidiaries or affiliates or their assets. The representations, warranties and covenants contained in the Agreement are made solely for purposes of the Agreement and are made as of its date; are solely for the benefit of the parties; may be subject to qualifications and limitations agreed upon by the parties in connection with negotiating the terms of the Agreement, including being qualified by confidential disclosures made for the purpose of allocating contractual risk between the parties instead of establishing matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors or security holders. Investors and security holders should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates or their assets. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Agreement, which subsequent information may or may not be fully reflected in public disclosures. There can be no assurance that the transactions contemplated by the Agreement will be consummated.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

Exhibit Number	Description

2.1	Stock Purchase Agreement by and among RTI International Metals, Inc., REI Delaware Holding, Inc., and REI Delaware Holding, LLC, dated as of January 9, 2012. Schedules and Exhibits to the Stock Purchase Agreement identified in the Stock Purchase Agreement are not being filed but will be furnished supplementally to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RTI INTERNATIONAL METALS, INC.

Date: January 11, 2012	By:	/s/ Chad Whalen
	Name:	Chad Whalen
	Title:	Vice President & General Counsel

EXHIBIT INDEX

Exhibit Number	Description

2.1	Stock Purchase Agreement by and among RTI International Metals, Inc., REI Delaware Holding, Inc., and REI Delaware Holding, LLC, dated as of January 9, 2012. Schedules and Exhibits to the Stock Purchase Agreement identified in the Stock Purchase Agreement are not being filed but will be furnished supplementally to the Securities and Exchange Commission upon request.